UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

December 8, 2008

Date of Report (Date of earliest event reported)

BASIN WATER, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-51991	20-4736881
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9302 Pittsburgh Avenue, Suite 210 Rancho Cucamonga, CA	91730
(Address of principal executive offices)	(Zip Code)

(909) 481-6800

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed, on October 26, 2007, Veolia Water North America Operating Services, LLC and certain other related parties (the “Plaintiffs”) filed a lawsuit in the United States District Court of the Middle District of Florida, Tampa Division, naming as defendants Basin Water-MPT, Inc. (a wholly owned subsidiary of Basin Water, Inc. (the “Company”)) and two of its employees, one of whom is the son of the Company’s President and Chief Executive Officer. Subsequently, the Plaintiffs amended their complaint to add as defendants the Company and Michael M. Stark, the Company’s Chief Executive Officer to the lawsuit. The lawsuit alleged, among other things, certain claims related to trade secrets and unfair trade practices relating to treatment of by-products produced as a result of the phosphate mining industry.

On December 8, 2008, this litigation and the underlying disputes were resolved by agreement (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, (a) the Company paid to the Plaintiffs $575,000 (the majority of which was paid by the Company’s insurer), (b) the Plaintiffs released the Company and all other defendants from any and all claims and actions based upon the facts of the litigation, (c) the Company and the other defendants released the Plaintiffs from any and all claims and actions based upon the facts of the litigation, (d) the parties executed a stipulated final injunction and order of dismissal with respect to the litigation and (e) the parties agreed not to make negative references to the character or business reputation of the non-corporate parties to the Settlement Agreement.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Settlement Agreement, which is filed as Exhibit 10.39 to this report, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) The following exhibits are furnished herewith:

Exhibit No.	Document
10.39	Settlement Agreement and Release, effective as of December 8, 2008, by and among Process Water Solutions, LLC, Veolia Water North America Operations Services, LLC, Clean Water Technologies, LLC, Dr. Phosphate, Inc., Basin Water-MPT, Inc., Basin Water, Inc., Robert Gorgol, Robert Stark and Michael Stark

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BASIN WATER, INC.
(Registrant)

Date: February 10, 2009	BY:	/s/ W. Christopher Chisholm
W. Christopher Chisholm
Vice President and Chief Financial Officer